Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-238017 and No. 333–253102) of GAN Limited of our report dated 5 August 2021, with respect to the consolidated financial statements of Vincent Group Limited (formerly Vincent Group p.l.c.), included in this Current Report on Form 8-K.

/s/ Grant Thornton

Grant Thornton
Birkirkara, Malta

August 20, 2021